Exhibit 99.1
Complete Production Services, Inc. Reports Fourth Quarter Earnings of $0.49 Per Diluted Share
Houston—(Business Wire)—February 4, 2011—Complete Production Services, Inc. (NYSE: CPX) today reported fourth quarter revenue of $472.8 million, an increase of 13% over the third quarter of 2010, and fourth quarter Adjusted EBITDA (as defined below) of $120.7 million, an increase of 7% over the third quarter of 2010. Fourth quarter 2010 operating income was $74.4 million, up 9% versus the third quarter of 2010, and fourth quarter net income was $38.2 million, or $0.49 per diluted share, an increase of $5.2 million or $0.07 per diluted share, over the prior quarter.
Revenue for the Completion and Production Services segment during the fourth quarter of 2010 was $416.6 million, an increase of 15% over the prior quarter. Results for our pressure pumping, coil tubing and fluid handling businesses, as well as the seasonal improvements in Canada accounted for the majority of the increase in revenue. Adjusted EBITDA for the segment was $119.2 million in the fourth quarter of 2010, up 10% versus the third quarter of 2010. The segment continued to benefit from increasing activity levels in service intensive oil and liquid-rich plays into which we deployed approximately 43,000 hydraulic horse power (HHP) of pressure pumping equipment during the third quarter of 2010. Adjusted EBITDA margin of 28.6% was slightly lower than the prior quarter primarily due to start up related costs associated with new equipment deployments.
Drilling Services segment revenue was $48.7 million during the fourth quarter of 2010, versus $48.6 million during the third quarter of 2010. Fourth quarter Adjusted EBITDA of $12.0 million for the segment was $1.0 million lower than the third quarter of 2010, primarily due to non-recurring cost recoveries in the third quarter and higher contract drilling repair and maintenance costs.
For the full year 2010, revenue was $1.56 billion, an increase of 48% from full year 2009, and Adjusted EBITDA was $374.9 million, up $225.8 million over the prior year. Operating income was $193.1 million in 2010 and net income was $84.2 million or $1.08 per diluted share. Cash flow from operating activities totaled $216.8 million in 2010 and capital expenditures totaled $169.1 million, contributing to a build in cash to a total of $126.7 million at December 31, 2010.
“Our performance in 2010 was outstanding,” commented Joe Winkler, Chairman and Chief Executive Officer. “Our dedicated workforce anticipated an improvement in activity levels and quickly responded to our customer’s needs for additional services in new markets while staying focused on quality and safety at the well site.”
“We continue to enhance our platform through capital investments, acquisitions and operational achievements, such as obtaining firm customer commitments for approximately 185,000 HHP of pressure pumping equipment that will be deployed throughout the course of 2011. Approximately seventy percent of our pressure pumping capacity will be committed under long-term take or pay contracts with an average duration of 2.3 years, providing additional certainty in our future cash-flow.”

“We are optimistic about activity levels in 2011 and expect the positive trends related to the development of oil and liquid-rich basins and the increasing service intensity associated with longer laterals and more stages to continue, creating attractive prospects for growth. We are well positioned to capitalize on opportunities as a result of our positions in the market, our asset base, our quality personnel and our strong balance sheet,” concluded Mr. Winkler.
Complete Production Services, Inc. is a leading oilfield service provider focused on the completion and production phases of oil and gas wells. The company has established a significant presence in unconventional oil and gas plays in North America that it believes have the highest potential for long-term growth.
Complete will hold a conference call to discuss fourth quarter 2010 results on Friday, February 4, 2011 at 10:00 a.m. Eastern Time. To participate in the live conference call, dial (800) 322-2803 at least ten minutes prior to the scheduled start of the call. When prompted, provide the passcode: 68464296. The conference call will be available for replay beginning at 1:00 p.m. Eastern Time on February 4, 2011 and will be available until February 11, 2011. To access the conference call replay, please call (888) 286-8010 and use the passcode: 21048942. The call is also being webcast and can be accessed at our website at www.completeproduction.com.
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risk and uncertainties. These forward-looking statements include statements regarding future market conditions, the company’s deployment of additional pressure pumping capacity, growth in oil and liquid-rich plays, increasing service intensity and the company’s future success. Such statements are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry, the uncertainty of near-term and long-term activity levels, general economic conditions in the United States and globally, and other risks described in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.
Management evaluates the performance of Complete’s operating segments using non-GAAP financial measures, including Adjusted EBITDA. Adjusted EBITDA is calculated as net income from continuing operations before net interest expense, taxes, depreciation, amortization, impairment charges and non-controlling interest. Adjusted EBITDA is not a substitute for GAAP measures of earnings and cash flow. Adjusted EBITDA is used in this press release because our management considers this measure to be an important supplemental measure of performance and believes it is used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
For more information, please contact:
Jose Bayardo
Sr. Vice President and Chief Financial Officer
281-372-2300

Complete Production Services, Inc.
Consolidated Statements of Operations
For the Quarters Ended December 31, 2010 and 2009 and September 30, 2010
And the Twelve Months Ended December 31, 2010 and 2009
(in thousands, except per share data)

	Quarter Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Services	$465,264	$244,607	$410,057	$1,527,618	$1,012,103
Products	7,571	6,795	8,552	33,775	44,291

	472,835	251,402	418,609	1,561,393	1,056,394

Cost of services	297,221	172,470	257,487	985,093	692,164
Cost of products	6,154	4,618	6,346	25,947	33,201
General and administrative expense	48,787	41,833	41,790	175,445	181,948
Depreciation and amortization	46,227	47,262	44,805	181,823	200,732
Fixed asset and other impairment loss	—	2,488	—	—	38,646
Goodwill impairment loss	—	97,643	—	—	97,643

	398,389	366,314	350,428	1,368,308	1,244,334

Income (loss) before interest and taxes	74,446	(114,912)	68,181	193,085	(187,940)

Interest expense	14,016	14,551	14,152	57,669	56,895
Interest income	(122)	(36)	(57)	(322)	(79)

Income (loss) before taxes	60,552	(129,427)	54,086	135,738	(244,756)

Tax provision (benefit)	22,333	(25,952)	21,056	51,580	(63,088)

Net income (loss)	$38,219	$(103,475)	$33,030	$84,158	$(181,668)

Basic earnings (loss) per share:	$0.50	$(1.38)	$0.43	$1.11	$(2.42)

Diluted earnings (loss) per share:	$0.49	$(1.38)	$0.42	$1.08	$(2.42)

Weighted average shares outstanding:
Basic	76,318	75,243	76,130	76,048	75,095
Diluted	78,545	75,243	77,792	77,684	75,095

Complete Production Services, Inc.
Condensed Consolidated Balance Sheets
As of December 31, 2010 and 2009
(in thousands)

	December 31,	December 31,
	2010	2009
	(unaudited)	(unaudited)
Assets:
Cash	$126,681	$77,360
Other current assets	425,229	292,566
Property, plant and equipment, net	956,028	941,133
Goodwill	250,533	243,823
Restricted cash (1)	17,000	—
Other long-term assets	25,105	33,972

Total assets	1,800,576	1,588,854

Liabilities and stockholders’ equity:
Current liabilities	148,404	91,722
Long-term debt	650,000	650,002
Long-term deferred tax liabilities	190,422	148,240
Other long-term liabilities	5,916	—

Total liabilities	994,742	889,964

Common stock	765	752
Treasury stock	(1,765)	(334)
Additional paid-in capital	657,992	636,904
Retained earnings	126,165	42,007
Cumulative translation adjustment	22,677	19,561

Total stockholders’ equity	805,834	698,890

Total liabilities and stockholders’ equity	$1,800,576	$1,588,854

(1)	Represents funds placed in escrow as a compensating balance for certain potential long-term insurance claim liabilities, effectively cash collateralizing and replacing a letter of credit.

Complete Production Services, Inc.
Consolidated Segment Information
For the Quarters Ended December 31, 2010 and 2009, and September 30, 2010
And the Twelve Months Ended December 31, 2010 and 2009
(in thousands, except percentages)

	Quarter Ended
	December 31,	December 31,	September 30,
	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Completion and production services	$416,592	$215,603	$361,457
Drilling services	48,672	29,214	48,600
Products	7,571	6,585	8,552

Total revenues	$472,835	$251,402	$418,609

Adjusted EBITDA: (1)
Completion and production services	$119,217	$36,743	$108,104
Drilling services	11,955	2,942	12,936
Products	695	1,540	1,689
Corporate and other	(11,194)	(8,744)	(9,743)

Total	$120,673	$32,481	$112,986

Adjusted EBITDA as a % of Revenue:
Completion and production services	28.6%	17.0%	29.9%
Drilling services	24.6%	10.1%	26.6%
Products	9.2%	23.4%	19.7%
Total	25.5%	12.9%	27.0%

	Twelve Months Ended
	December 31,	December 31,
	2010	2009
	(unaudited)	(unaudited)
Revenue:
Completion and production services	$1,354,797	$897,584
Drilling services	172,821	114,729
Products	33,775	44,081

	$1,561,393	$1,056,394

Adjusted EBITDA: (1)
Completion and production services	$369,826	$165,787
Drilling services	38,973	9,641
Products	5,197	7,966
Corporate and other	(39,088)	(34,313)

	$374,908	$149,081

Adjusted EBITDA as a % of Revenue:
Completion and production services	27.3%	18.5%
Drilling services	22.6%	8.4%
Products	15.4%	18.1%
Total	24.0%	14.1%

(1)	Adjusted EBITDA is a non-GAAP measure used by management, as defined in the last paragraph of this press release.

Complete Production Services, Inc.
Reconciliation of Adjusted EBITDA to Net Income (Loss)
For the Quarters Ended December 31, 2010 and 2009, and September 30, 2010
And the Twelve Months Ended December 31, 2010 and 2009
(unaudited, in thousands)

	Completion
	& Production	Drilling		Corporate &
	Services	Services	Products	Other	Total
Quarter Ended December 31, 2010:
Adjusted EBITDA (1)	$119,217	$11,955	$695	$(11,194)	$120,673
Depreciation & amortization	40,469	4,705	535	518	46,227

Operating income (loss)	$78,748	$7,250	$160	$(11,712)	$74,446

Interest expense					14,016
Interest income					(122)
Income taxes					22,333

Net income (loss)					$38,219

Quarter Ended December 31, 2009:
Adjusted EBITDA (1)	$36,743	$2,942	$1,540	$(8,744)	$32,481
Depreciation & amortization	41,536	4,565	599	562	47,262
Other intangible impairment loss	2,488	—	—	—	2,488
Goodwill impairment loss	97,643	—	—	—	97,643

Operating income (loss)	$(104,924)	$(1,623)	$941	$(9,306)	$(114,912)

Interest expense					14,551
Interest income					(36)
Income taxes					(25,952)

Net income (loss)					$(103,475)

Quarter Ended September 30, 2010:
Adjusted EBITDA (1)	$108,104	$12,936	$1,689	$(9,743)	$112,986
Depreciation & amortization	39,078	4,673	539	515	44,805

Operating income (loss)	$69,026	$8,263	$1,150	$(10,258)	$68,181

Interest expense					14,152
Interest income					(57)
Income taxes					21,056

Net income (loss)					$33,030

Twelve Months Ended December 31, 2010:
Adjusted EBITDA (1)	$369,826	$38,973	$5,197	$(39,088)	$374,908
Depreciation & amortization	159,110	18,480	2,211	2,022	181,823

Operating income (loss)	$210,716	$20,493	$2,986	$(41,110)	$193,085

Interest expense					57,669
Interest income					(322)
Income taxes					51,580

Net income (loss)					$84,158

Twelve Months Ended December 31, 2009:
Adjusted EBITDA (1)	$165,787	$9,641	$7,966	$(34,313)	$149,081
Depreciation & amortization	174,929	21,067	2,460	2,276	200,732
Fixed asset and other intangible impairment loss	2,488	36,158			38,646
Goodwill impairment loss	97,643	—	—	—	97,643

Operating income (loss)	$(109,273)	$(47,584)	$5,506	$(36,589)	$(187,940)

Interest expense					56,895
Interest income					(79)
Income taxes					(63,088)

Net income (loss)					$(181,668)

(1)	Adjusted EBITDA is a non-GAAP measure used by management, as defined in the last paragraph of this press release.